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                                                                    EXHIBIT 23.1





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Neoprobe Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81410 and 333-05143) and on Form SB-2 (No. 333-84782) of
Neoprobe Corporation of our report dated February 7, 2003, except for Notes 16 and 17 as to which the date is March 26, 2003, relating to the balance sheets of Neoprobe Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. This report appears in the December 31, 2002 annual report on Form 10-KSB of Neoprobe Corporation.

Our report dated February 7, 2003, except for Notes 16 and 17 as to which the date is March 26, 2003, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and needs to raise additional capital within the next 12 months. These matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Columbus, Ohio
March 28, 2003